Exhibit 99.1

Sonida Senior Living, Inc. Announces Fourth Quarter and Full Year 2024 Results

DALLAS, Texas – March 17, 2025 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA) a leading owner, operator and investor of senior housing communities, today announced its results for the fourth quarter and for the full year ended December 31, 2024.
“2024 was a transformative year for Sonida, highlighted by the combination of organic and inorganic growth and continued strengthening of our balance sheet. We delivered another year of strong NOI growth in our same-store portfolio, driven by improvements across all key metrics, and coupled this with the acquisition of 20 high-quality communities with significant embedded upside. Sonida executed on its first overnight equity offering and put in place a new secured corporate credit facility, creating the dry powder to fuel the rapid pace of acquisition activity. Cumulatively, these activities position Sonida for accelerated NOI growth in 2025, demonstrating the power of our owner/operator model and high-touch approach to the resident experience,” said Brandon Ribar, President and CEO.
Fourth Quarter and Full Year Highlights

•Weighted average occupancy for the Company’s owned same-store portfolio increased 70 basis points to 86.6% in Q4 2024 from 85.9% in Q4 2023.
•Same-store resident revenue increased $3.6 million, or 6.0%, comparing Q4 2024 to Q4 2023.
•Net loss attributable to Sonida stockholders for 2024 was $2.1 million compared to $21.1 million for 2023, representing a $19.0 million improvement.
•2024 Adjusted EBITDA, a non-GAAP measure, was $43.2 million, as compared to $33.9 million in 2023, representing an increase of $9.3 million or 27.4%, driven primarily by continued improvement in operations.
•Results for the Company’s same-store owned portfolio of 61 communities:
◦Q4 2024 vs. Q4 2023:
▪Revenue Per Available Unit (“RevPAR”) increased 6.0% to $3,678.
▪Revenue Per Occupied Unit (“RevPOR”) increased 5.1% to $4,248.
▪Q4 2024 Community Net Operating Income, a non-GAAP measure, was $16.0 million compared to $16.3 million for Q4 2023. The slight decrease was a result of prior year real estate tax protest settlements of $1.0 million and decrease in workers compensation reserve of $0.7 million recognized in Q4 2023, partially offset by continued improvement in operations.
▪Community Net Operating Income Margin (“NOI Margin”), a non-GAAP measure, was 25.5% as compared to 27.4% for Q4 2023. Excluding the Q4 2023 real estate tax protest settlements and workers compensation reserve decrease, the NOI Margin for Q4 2023 would have been 24.6%.
◦2024 vs. 2023:
▪RevPAR increased 8.1% to $3,650.
▪RevPOR increased 5.9% to $4,224.
▪Community Net Operating Income increased $7.5 million to $65.4 million.
▪Community Net Operating Income Margin was 26.2% and 25.0% for 2024 and 2023, respectively. Adjusted Community Net Operating Income Margin, which excludes $2.9 million in state relief grants received in 2023, was 26.2% and 24.0% for 2024 and 2023, respectively.

Recent Highlights
Cincinnati Acquisition
In December 2024, the Company closed on the acquisition of an unoccupied single senior living community located in Cincinnati, Ohio for a purchase price of $16.3 million. Sonida funded the transaction with $18.3 million of senior mortgage debt, including $2.0 million for capital expenditure investment into the facility, which is expected to be utilized to furnish the community and prepare it for residents prior to opening. The non-recourse mortgage has an 84-month term and 24-month interest waiver to support lease-up and stabilization, with a 3% fixed-interest-only rate thereafter. Due to its geographical proximity, this community is operationally positioned as a dual campus with the Company’s existing community, the Wellington at North Bend Crossing.
Atlanta Acquisition
In November 2024, the Company acquired two senior living communities in the Atlanta, Georgia market for $29.0 million (“Atlanta Acquisition”) to further expand our owned communities and support our growth initiative.
Fannie Mae Loan Extension
In December 2024, the Company entered into an Omnibus Amendment to Multifamily Loan and Security Agreements (the “Omnibus Amendment”) with Federal National Mortgage Association (“Fannie Mae”). The Omnibus Amendment amends the terms of each of the loan agreements (each, a “2024 Loan Agreement” and collectively, the “2024 Loan Agreements”) relating to an aggregate of $220 million of loans for 18 of the Company’s 37 senior living communities encumbered by mortgage agreements with Fannie Mae to, among other things, extend the maturity dates of each 2024 Loan Agreements from December 1, 2026 to January 1, 2029 in exchange for $10 million of scheduled principal paydowns on the 2024 Loan Agreements, which included a $2 million paydown made at closing and a series of $2 million, $3 million and $3 million due in November 2025, 2026 and 2027, respectively.
Senior Secured Revolving Credit Facility
In October 2024, the Company closed on the additional $75.0 million commitment under our senior secured revolving credit facility (the “Credit Facility”). The incremental $75.0 million availability results in a total aggregate commitment under the Credit Facility of up to $150.0 million. The Credit Facility has a term of three years, a leverage-based pricing matrix between SOFR plus 2.10% margin and SOFR plus 2.60% and is fully recourse to Sonida. On October 30, 2024, the Company drew down $60.0 million under the Credit Facility and used such borrowing to fund the Atlanta Acquisition and the Texas DPO (as defined below) as well as for liquidity and general corporate purposes. Borrowing availability under the Credit Facility is generally determined based upon the value of the senior living communities that secure the Company’s obligations under the Credit Facility. Our current borrowing of $60 million is secured by 13 of our senior living communities.
Texas DPO
In November 2024, the Company exercised its option to make a discounted payoff (“Texas DPO”) of the outstanding loan principal for two communities located in Texas. The Texas DPO amount of $18.3 million represents a discount of 36% on the total principal outstanding of $28.4 million (as of November 1, 2024). The Texas DPO represents the last material restructuring of the Company’s legacy debt portfolio, with 58 of 60 loans having been addressed over the past 12 months.

Results of Operations
Three months ended December 31, 2024 as compared to three months ended December 31, 2023
Revenues
Resident revenue for the three months ended December 31, 2024 was $77.1 million as compared to $59.3 million for the three months ended December 31, 2023, an increase of $17.8 million, or 30.0%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and 16 acquired consolidated communities (including one unoccupied community acquired on December 31, 2024) as compared to the prior period.
Expenses
Operating expenses for the three months ended December 31, 2024 were $59.2 million as compared to $44.4 million for the three months ended December 31, 2023, an increase of $14.8 million. The increase was attributable to increases in community labor costs of $8.8 million and an increase in other variable operating expenses of $6.0 million, primarily as a result of increased occupancy in the Company's same store communities and 16 acquired consolidated communities (including one unoccupied community acquired on December 31, 2024) as compared to the prior period.
General and administrative expenses for the three months ended December 31, 2024 were $11.8 million as compared to $9.9 million for the three months ended December 31, 2023, an increase of $1.9 million, or 19.2%. The increase primarily represents additional labor costs of $3.5 million incurred to support the Company’s 2024 acquisitions, which includes $2.1 million in severance. These additional labor costs are offset by a decrease in transaction costs of $1.4 million and a decrease in other expenses of $0.2 million.
Gain on extinguishment of debt for the three months ended December 31, 2024 was $10.4 million, related to the derecognition of notes payable and accrued interest as a result of the Texas DPO.
The Company reported a net loss of $6.2 million for the three months ended December 31, 2024 compared to $14.6 million for the three months ended December 31, 2023.
Year ended December 31, 2024 as compared to the year ended December 31, 2023
Revenues
Resident revenue for the year ended December 31, 2024 was $267.8 million as compared to $232.0 million for the year ended December 31, 2023, an increase of $35.8 million, or 15.4%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and 16 acquired consolidated communities (including one unoccupied community acquired on December 31, 2024) as compared to the prior year.
Managed community reimbursement revenue for the year ended December 31, 2024 was $33.1 million as compared to $21.1 million for the year ended December 31, 2023, representing an increase of $12.0 million, or 56.9%. The increase was primarily a result of managing three more third-party communities and four unconsolidated joint venture communities during the year ended December 31, 2024 that were not in our prior year results.
Expenses
Operating expenses for the year ended December 31, 2024 were $202.0 million as compared to $177.3 million for the year ended December 31, 2023, an increase of $24.7 million. The increase was primarily attributable to the increase in community labor costs of $15.7 million and an increase in other variable operating expenses of $5.3 million, as a result of increased occupancy in the Company's same store communities and 16 acquired consolidated communities (including one unoccupied community acquired on December 31, 2024) as compared to the prior the year.
General and administrative expenses for the year ended December 31, 2024 were $40.0 million as compared to $32.2 million for year ended December 31, 2023, an increase of $7.8 million, or 24.2%. The increase is primarily due to a $6.6 million increase in labor costs to support the Company's 2024 acquisitions and continued acquisition strategy, including $2.1 million in severance, and a $1.6 million increase in stock-based compensation expense, partially offset by a decrease in other expenses of $0.4 million.
During the year ended December 31, 2024, there were no impairments on long-lived assets. During the year ended December 31, 2023, the Company recorded a non-cash impairment charge of $6.0 million related to one owned community with decreased cash flow estimates as a result of recurring net operating losses.

Managed community reimbursement expense for the year ended December 31, 2024 was $33.1 million as compared to $21.1 million for the year ended December 31, 2023, an increase of $12.0 million, or 56.9% related to the result of managing more communities during the year ended December 31, 2024 as compared to the prior year period.
Gain on extinguishment of debt for the year ended December 31, 2024 was $48.5 million related to the derecognition of notes payable and accrued liabilities as a result of the 2024 Loan Purchase and the Texas DPO from two of our lenders. Gain on extinguishment of debt for the year ended December 31, 2023 was $36.3 million related to the derecognition of notes payable and liabilities as a result of the transition of legal ownership of two communities to Fannie Mae, the holder of the related non-recourse debt.
As a result of the foregoing factors, the Company reported net loss of $3.3 million for the year ended December 31, 2024, compared to net loss of $21.1 million for the year ended December 31, 2023.

Liquidity and Capital Resources
Cash flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Years ended December 31,
	2024	2023
Net cash provided by (used in) operating activities	$(1,782)	$10,683
Net cash used in investing activities	(208,923)	(16,562)
Net cash provided by (used in) financing activities	232,042	(7,113)
Increase (decrease) in cash and cash equivalents	$21,337	$(12,992)

In addition to $17.0 million of an unrestricted cash balance as of December 31, 2024, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations, proceeds from equity offerings, including sales of common stock under our ATM Sales Agreement, borrowings under our Credit Facility, proceeds from debt refinancings or loan modifications, and proceeds from the sale of owned assets. During 2023, we entered into loan modifications with Fannie Mae, an amendment with Ally Bank, including a revised Limited Payment Guaranty, and an Equity Commitment with Conversant. During 2024, we completed the 2024 Private Placement pursuant to which we issued and sold an aggregate of approximately 5.0 million shares of our common stock to several of our shareholders for gross cash proceeds of $47.8 million, which enabled us to purchase all the Company's debt then outstanding with a certain lender at a substantial discount, as well as fund future working capital and growth initiatives. Additional financing of $24.8 million for the debt purchase was provided by an expansion of the Company’s existing Ally Bank term loan. In addition, during April 2024, the Company entered into the At-the-Market Issuance Sales Agreement (the “ATM Sales Agreement”), whereby the Company may sell, at its option, shares of its common stock up to an aggregate offering price of $75,000,000. As of December 31, 2024, the Company has received $18.7 million in net proceeds from the ATM sales. During August 2024, the Company completed a public offering and issued 4.8 million shares of common stock for net proceeds of $124.1 million, after deducting underwriting discounts and commissions and the Company’s offering expenses. During August 2024, the Company entered into a Credit Facility in which borrowing availability is determined based upon the value of the senior living communities. As of December 31, 2024, the Company had outstanding borrowings under its Credit Facility of $60.0 million. These transactions are expected to provide additional financial flexibility to us and increase our liquidity position.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt financing and refinancings, purchases and sales of assets, equity offerings, and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short and long-term capital requirements.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or prospective buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the fourth quarter and full year 2024, on Monday March 17, 2025, at 11:00 a.m. Eastern Time. To participate, dial 800-715-9871, passcode 4619110. A link to the simultaneous webcast of the teleconference will be available at: https://events.q4inc.com/attendee/338479365.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 18, 2025 through March 24, 2025. To access the conference call replay, call 800-770-2030, passcode 4619110. A transcript of the call will be posted in the Investor Relations section of the Company’s website.
About the Company
Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at our senior housing communities. As of December 31, 2024, the Company owned, managed or invested in 94 senior housing communities in 20 states with an aggregate capacity of approximately 10,000 residents, including 81 owned senior housing communities (including four owned through joint venture investments in consolidated entities, and four owned through a joint venture investment in an unconsolidated entity, and one unoccupied) and 13 communities that the Company managed on behalf of a third-party. For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.

Safe Harbor

This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2025, and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; elevated market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration or overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to maintain effective internal controls over financial reporting; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA; and changes in accounting principles and interpretations.

For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.
Contact : Investor Relations
Jason Finkelstein
Ignition IR
ir@sonidaliving.com

SONIDA SENIOR LIVING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenues:
Resident revenue	$77,053	$59,349	$267,849	$232,032
Management fees	916	586	3,381	2,191
Managed community reimbursement revenue	13,962	5,785	33,096	21,099
Total revenues	91,931	65,720	304,326	255,322
Expenses:
Operating expense	59,225	44,367	202,015	177,323
General and administrative expense	11,815	9,946	39,997	32,198
Depreciation and amortization expense	13,320	10,137	44,051	39,888
Long-lived asset impairment	—	—	—	5,965
Managed community reimbursement revenue	13,962	5,785	33,096	21,099
Total expenses	98,322	70,235	319,159	276,473
Other income (expense):
Interest income	302	87	1,681	608
Interest expense	(9,596)	(9,673)	(36,990)	(36,118)
Gain on extinguishment of debt, net	10,388	—	48,536	36,339
Loss from equity method investment	(714)	—	(895)	—
Other expense, net	(161)	(480)	(540)	(532)
Loss before provision for income taxes	(6,172)	(14,581)	(3,041)	(20,854)
Provision for income taxes	(46)	(48)	(239)	(253)
Net loss	(6,218)	(14,629)	(3,280)	(21,107)
Less: Net loss attributable to noncontrolling interests	714	—	1,221	—
Net loss attributable to Sonida shareholders	(5,504)	(14,629)	(2,059)	(21,107)
Dividends on Series A convertible preferred stock	(1,409)	—	(2,818)	—
Undeclared dividends on Series A convertible preferred stock	—	(1,299)	(2,707)	(4,992)
Net loss attributable to common stockholders	$(6,913)	$(15,928)	$(7,584)	$(26,099)

Per share data:
Basic net loss per share	$(0.38)	$(2.17)	$(0.54)	$(3.85)
Diluted net loss per share	$(0.38)	$(2.17)	$(0.54)	$(3.85)
Weighted average common shares outstanding — basic	18,048	7,331	14,109	6,786
Weighted average common shares outstanding — diluted	18,048	7,331	14,109	6,786

SONIDA SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEET
(in thousands)

	December 31, 2024		December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$16,992		$4,082
Restricted cash	22,095		13,668
Accounts receivable, net of allowance for credit losses of $7.9 million and $5.3 million, respectively	18,965		8,017
Prepaid expenses and other assets	4,634		4,475
Derivative assets	1,403		2,103
Total current assets	64,089		32,345
Property and equipment, net	739,884		588,179
Investment in unconsolidated entity	10,943		—
Intangible assets, net	24,526		622
Other assets, net	2,479		314
Total assets	$841,921		$621,460
Liabilities:
Current liabilities:
Accounts payable	$9,031		$11,375
Accrued expenses	45,024		42,388
Current portion of debt, net of deferred loan costs	15,486		42,323
Deferred income	5,361		4,041
Federal and state income taxes payable	243		215
Other current liabilities	470		519
Total current liabilities	75,615	95,187	100,861
Long-term debt, net of deferred loan costs	635,904		587,099
Other long-term liabilities	793		49
Total liabilities	712,312		688,009
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of December 31, 2024 and 2023	51,249		48,542
Equity:
Sonida’s shareholders’ equity (deficit):
Preferred stock, $0.01 par value:
Authorized shares — 15,000 as of December 31, 2024 and 2023; none issued or outstanding, except Series A convertible preferred stock as noted above	—		—
Common stock, $0.01 par value:
Authorized shares — 30,000 and 15,000 as of December 31, 2024 and 2023, respectively; 18,992 and 8,178 shares issued and outstanding as of December 31, 2024 and 2023, respectively	190		82
Additional paid-in capital	491,819		302,992
Retained deficit	(420,224)		(418,165)
Total Sonida shareholders’ equity (deficit)	71,785		(115,091)
Noncontrolling interest:	6,575		—
Total equity (deficit)	78,360		(115,091)
Total liabilities, redeemable preferred stock and equity (deficit)	$841,921		$621,460

Sonida Senior Living, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
(In thousands)	2024	2023
Operating Activities
Net loss	$(3,280)	$(21,107)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	44,051	39,888
Amortization of deferred loan costs	1,619	1,552
Loss on derivative instruments, net	3,950	2,981
(Gain) loss on sale of assets, net	(192)	118
Long-lived asset impairment	—	5,965
Gain on extinguishment of debt	(48,536)	(36,339)
Loss from equity method investment	895	—
Provision for bad debt	2,596	1,151
Non-cash stock-based compensation expense	4,369	2,749
Other non-cash items	(35)	(53)
Changes in operating assets and liabilities:
Accounts receivable, net	(13,543)	(3,249)
Prepaid expenses and other assets	(156)	2,918
Other assets, net	—	276
Accounts payable and accrued expenses	5,151	13,013
Federal and state income taxes receivable/payable	28	217
Deferred income	1,320	622
Customer deposits	(19)	(19)
Net cash provided by (used in) operating activities	(1,782)	10,683
Investing Activities
Investments in unconsolidated entities	(22,409)	—
Return of investment in unconsolidated entities	10,571	—
Acquisition of new communities	(172,546)	—
Capital expenditures	(25,170)	(17,938)
Proceeds from sale of assets	631	1,376
Net cash used in investing activities	(208,923)	(16,562)
Financing Activities
Proceeds from issuance of common stock, net of issuance costs	190,537	10,000
Proceeds from notes payable	56,040	—
Repayments of notes payable	(72,026)	(13,802)
Proceeds from credit facility	68,705	—
Repayment of credit facility	(8,705)	—
Proceeds from noncontrolling investors in joint ventures	7,796	—
Dividends paid on Series A convertible preferred stock	(2,818)	—
Deferred loan costs paid	(3,726)	(825)
Purchase of derivative assets	(3,312)	(2,362)
Other financing costs	(449)	(124)
Net cash provided by (used in) financing activities	232,042	(7,113)
Increase (decrease) in cash and cash equivalents	21,337	(12,992)
Cash and cash equivalents and restricted cash at beginning of year	17,750	30,742
Cash and cash equivalents and restricted cash at end of year	$39,087	$17,750

DEFINITIONS

RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.
Same-Store Community is defined by the Company as communities that are consolidated, wholly owned, and operational for the full period in both comparison years. Consolidated communities excluded from the same-store community portfolio include communities acquired or disposed of since the beginning of the prior year and certain communities that have experienced a casualty event that has significantly impacted their operations.

NON-GAAP FINANCIAL MEASURES

This earnings release contains the financial measures (1) Net Operating Income and Adjusted Net Operating Income, (2) Net Operating Income Margin and Adjusted Net Operating Income Margin, (3) Adjusted EBITDA, and (4) Same-store amounts for these metrics, each of which is not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP, which are included below.

The Company believes that presentation of Net Operating Income, Net Operating Income Margin, Adjusted Net Operating Income, and Adjusted Net Operating Income Margin as performance measures is useful to investors because such measures are some of the metrics used by the Company’s management to evaluate the performance of the Company’s owned portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the Company’s owned communities, and to make day-to-day operating decisions. The Company also believes that the presentation of such non-GAAP financial measures and Adjusted EBITDA is useful to investors because such measures provide an assessment of operational factors that management can impact in the short-term, primarily revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Net Operating Income, Net Operating Income Margin, Adjusted Net Operating Income and Adjusted Net Operating Income Margin have material limitations as performance measures, including the exclusion of general and administrative expenses that are necessary to operate the Company and oversee its communities. Furthermore, such non-GAAP financial measures and Adjusted EBITDA exclude (i) interest that is necessary to operate the Company’s business under its current financing and capital structure, and (ii) depreciation, amortization, and impairment charges that may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures. The Company may also incur income/expense similar to those for which adjustments may be made and such income/expense may significantly affect the Company’s operating results.

Net Operating Income and Net Operating Income Margin
Net Operating Income and Net Operating Income Margin are non-GAAP performance measures that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other expense, provision for income taxes, management fees, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, long-lived asset impairment, gain on extinguishment of debt, loss from equity method investment, casualty loss, non-recurring settlement fees, non-income tax, and non-property tax. Net Operating Income Margin is calculated by dividing Net Operating Income by resident revenue. Adjusted Net Operating Income and Adjusted Net Operating Income Margin are further adjusted to exclude the impact from any non-recurring state grant funds received by the Company. The Company presents these non-GAAP measures on a consolidated community and same-store community basis
The following table presents a reconciliation of the Non-GAAP Financial Measures of Net Operating Income, Adjusted Net Operating Income, Net Operating Income Margin and Adjusted Net Operating Income Margin, in each case, on a consolidated community and same-store community basis to the most directly comparable GAAP financial measure of net loss for the periods indicated:

(in thousands)	Three Months Ended December 31,		Three Months Ended September 30,	Years Ended December 31,
	2024	2023	2024	2024	2023
Same-store community net operating income (1)
Net loss	$(6,218)	$(14,629)	$(14,265)	$(3,280)	$(21,107)
General and administrative expense	11,815	9,946	11,793	39,997	32,198
Depreciation and amortization expense	13,320	10,137	10,729	44,051	39,888
Long-lived asset impairment	—	—	—	—	5,965
Interest income	(302)	(87)	(853)	(1,681)	(608)
Interest expense	9,596	9,673	9,839	36,990	36,118
Gain on extinguishment of debt, net	(10,388)	—	—	(48,536)	(36,339)
Loss from equity method investment	714	—	146	895	—
Other expense, net	161	480	153	540	532
Provision for income taxes	46	48	68	239	253
Management fees	(916)	(586)	(1,151)	(3,381)	(2,191)
Other operating expenses (2)	1,220	1,279	630	2,834	3,193
Consolidated community net operating income	19,048	16,261	17,089	68,668	57,902
Net operating (income)loss for non same-store communities (1)	(3,020)	—	(277)	(3,232)	—
Same-store community net operating income	16,028	16,261	16,812	65,436	57,902
Resident revenue	$77,053	$59,349	$66,951	$267,849	$232,032
Resident revenue for non same-store communities (1)	14,125	—	3,915	18,409	—
Same-store community resident revenue	62,928	59,349	63,036	249,440	232,032
Same-store community net operating income margin	25.5%	27.4%	26.7%	26.2%	25.0%

State relief grants (3)	—	—	—	—	2,926
Adjusted resident revenue	62,928	59,349	63,036	249,440	229,106
Adjusted community net operating income	$16,028	$16,261	$16,812	$65,436	$54,976
Adjusted community net operating income margin	25.5%	27.4%	26.7%	26.2%	24.0%
(1) Q4 2024 excludes 16 senior living consolidated communities acquired by the Company in 2024 (including one unoccupied community acquired on December 31, 2024). Q3 2024 excludes five senior living consolidated communities acquired by the Company.
(2) Includes casualty loss, non-recurring settlement fees, non-income tax, and non-property tax.
(3) State relief revenue are grants and other funding received from third parties due to the financial distress impacts of the pandemic and includes state relief funds received.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for bad debt, long-lived asset impairment, gain on extinguishment of debt, executive transition costs, casualty losses, and transaction and conversion costs.

The following table presents a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA to the most directly comparable GAAP financial measure of net loss for the periods indicated:

(In thousands)	Three Months Ended December 31,		Three Months Ended September 30,	Years Ended December 31,
	2024	2023	2024	2024	2023
Adjusted EBITDA
Net loss	$(6,218)	$(14,629)	$(14,265)	$(3,280)	$(21,107)
Depreciation and amortization expense	13,320	10,137	10,729	44,051	39,888
Stock-based compensation expense	1,175	605	1,408	4,369	2,749
Provision for bad debt	1,086	568	629	2,596	1,151
Interest income	(302)	(87)	(853)	(1,681)	(608)
Interest expense	9,596	9,673	9,839	36,990	36,118
Long-lived asset impairment	—	—	—	—	5,965
Gain on extinguishment of debt, net	(10,388)	—	—	(48,536)	(36,339)
Executive transition costs	2,157	—	—	2,157	—
Other expense, net	161	480	153	540	532
Provision for income taxes	46	48	68	239	253
Casualty losses (1)	947	348	267	2,069	1,008
Transaction and conversion costs (2)	768	2,159	2,098	3,730	4,294
Adjusted EBITDA	$12,348	$9,302	$10,073	$43,244	$33,904
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction and conversion costs relate to legal and professional fees incurred for transactions, restructuring projects, or related projects.